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                                                                    Exhibit 4.1

                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8





         1.      Purpose.     The Sonoco Products  Company Non-Employee
Directors' Stock Plan (the "Plan") is intended to enhance the Company's ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company.

         2. Definitions. As used in the Plan, the following terms have the respective meanings:

         (a) "Annual Stock Option" means the Stock Option granted to each Eligible Director pursuant to Section 7.

         (b)     "Board" means the Company's Board of Directors.

         (c)     "Common Stock" means the Company's no par value Common Stock.

         (d) "Company" means Sonoco Products Company, a corporation established under the laws of the State of South Carolina.

         (e) "Deferred Stock Unit" means a bookkeeping entry, equivalent in value to a share of Common Stock, credited in accordance with an election made by an Eligible Director pursuant to Section 8.

         (f) "Election Date" means the date on which an Eligible Director files an election with the Secretary of the Company pursuant to Section 8(a).

         (g) "Eligible Director" means any director who is not an employee of the Company or any subsidiary or affiliate of the Company on the applicable Grant Date for purposes of Section 7 and on the applicable Election Date for purposes of Section 8.

         (h) "Exercise Price" shall mean (a) the Fair Market Value for a Stock Option granted pursuant to Section 7 of the Plan and (b) the Fair Market Value less the per share amount of compensation deferred for a Stock Option granted pursuant to Section 8(c) of the Plan.

         (i) "Fair Market Value" means the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange (the "Exchange") for the specific Grant Date or other date in question. If no sales of Common Stock were made on the Exchange on that date, the closing price of a share of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on the Exchange shall be used.



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8


         2.      Definitions, continued

         (j) "Grant Date" means the date specified in Section 7 and Sections 8(b) and 8(c) as shall be applicable.

         (k)     "Plan" means the 1996 Non-Employee Directors' Stock Plan.

         (l)     "Stock Option" means a right granted pursuant to either
Section 7 or 8(c) of the Plan to an Eligible Director to purchase Common Stock at the applicable Exercise Price.

         (m)     "1934 Act" means the Securities Exchange Act of 1934.

         3.      Effective Date.      Subject to the approval by the
shareholders of the Company prior to December 31, 1996, the Plan shall be effective as of February 7, 1996.

         4.      Common Shares Available for Issuance.      Subject to any
adjustments contemplated by Section 5, for each calendar year the Plan is in effect, 125,000 shares of Common Stock shall be cumulatively available for Stock Options and the settlement of Deferred Stock Units. Thus, any shares which are not issued in the year they become available shall be available in the subsequent years for the settlement of Stock Options and Deferred Stock Units. In addition, any shares of Common Stock which may be exchanged, either actually or by attestation, as full or partial payment to the Company upon the exercise of a Stock Option, shall be available for future awards under the Plan. If a Stock Option expires without being exercised, the shares of Common Stock covered by such option shall remain available for issuance under the Plan. If a Stock Option or Deferred Stock Unit is settled in cash or in any form other than shares, then the shares covered by these settlements shall not be deemed issued and shall remain available for issuance under the Plan. The crediting of dividend equivalents in conjunction with outstanding Deferred Stock Units or Stock Options shall not be counted against the shares available for issuance. Any shares issued under the Plan may be either authorized but unissued shares, or previously-issued shares reacquired by the Company.

         5.      Adjustments and Reorganizations.           The Board may make
such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company's share price or share status, provided that any such actions are consistently and equitably applied to all affected Eligible Directors (and are not inconsistent with adjustments made to Stock Options and other stock-based awards held by employees of the Company).

         Accordingly, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change, shall be made with respect to:

                (i) the aggregate number of shares that may be issued under the Plan;



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8

         5.     Adjustments and Reorganizations, continued

                (ii) the number of shares covered by each outstanding award made under the Plan;

                (iii)  the Exercise Price for each outstanding Stock Option;
                and

                (iv) the limit on the number of shares that may be covered by each Annual Stock Option grant set forth in Section 7.

         In the event the Company is not the surviving company of a merger, consolidation or amalgamation with another company or in the event of a liquidation, reorganization or significant change of control of the Company, and in the absence of any surviving corporation's assumption of outstanding awards made under the Plan, the Board may provide for appropriate settlements of such awards either at the time of grant or at a subsequent date.

         6.      Plan Operation.      The Plan is intended to permit Eligible
Directors to qualify as "disinterested" persons under Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act. Accordingly, in many respects the Plan is self-governing and requires no discretionary action by the Board except as contemplated by the language herein. However, should any questions of interpretation arise, they shall be resolved by the Board or such committee of the Board as may be designated from time to time.

         7.      Annual Stock Option Grants.

         a.      Grants to be Made at the First Regularly Scheduled Meeting of
the Board.     Commencing with calendar year 1996, at the first regularly scheduled Board meeting of each calendar year the Plan is in effect, each Eligible Director will receive an Annual Stock Option to purchase 2,000 shares of Common Stock or such higher number as may be established pursuant to Section
17. The Exercise Price of each such option shall be the Fair Market Value on the Grant Date, and each such option shall have a ten-year term.

         b.      Grants to be Made Subsequent to the First Regularly Scheduled
Meeting of the Board.   A person who becomes an Eligible Director, subsequent
to the Board's initial regularly scheduled meeting of a calendar year during which the Plan is in effect, shall receive an Annual Stock Option grant on the date such person becomes an Eligible Director. The number of shares covered by the Annual Stock Option granted to such individual shall be the product of multiplying:

                     (i) the number of shares to be covered by the Annual Stock Option grant received by each Eligible Director for such calendar year pursuant to subsection (a) above by



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8


         7.      Annual Stock Option Grants, continued

                    (ii)     (A) 100% if the person becomes an Eligible
         Director during the first calendar quarter, (B) 75% if the person becomes an Eligible Director during the second calendar quarter,
         (C) 50% if the person becomes an Eligible Director during the third calendar quarter, or (D) 25% if the person becomes an Eligible Director during the fourth calendar quarter. If such calculation results in a fractional share, the number of shares shall be increased to the next whole number.

         8. Deferred Stock Units and Deferred Compensation Stock Options. Each Eligible Director may elect to take a portion or all of his or her annual retainer and committee and meeting fees in either the form of Deferred Stock Units or in the form of Stock Options, provided that the Board has determined to permit either or both such forms of deferred payment to be available for such an election. However, in no event may the portion of Eligible Director's annual compensation affected by such an election be less than 25%.

         a.      Method of Electing.        In order to elect either such form
of deferred payment, the Eligible Director must complete and deliver to the Secretary of the Company a written election designating the portion of his or her compensation that is to be deferred and the form of deferral. Such an election shall be effective beginning with compensation earned the first calendar quarter commencing six months after the applicable Election Date.
Such election may be subsequently amended or revoked, but any such change shall not be effective until the first calendar quarter commencing six months after the Eligible Director has filed such a change in writing with the Secretary of the Company. Any such election shall be effective only to the extent that there are sufficient shares of Common Stock available under the Plan pursuant to Section 4.

         b.      Deferred Stock Units.      If an Eligible Director elects to
receive compensation in the form of Deferred Stock Units, such individual will have Deferred Stock Units credited to his or her account on the first business day of each calendar quarter during which his or her election is effective. The number of Deferred Stock Units covered by each such crediting shall be determined by the following formula:

                   Number of
                 Deferred Stock  =        Amount of Compensation to be Deferred
                     Units           ------------------------------------------
                                                  Fair Market Value



         Deferred Stock Units shall be credited with dividend equivalents when dividends are paid on shares of Common Stock and such dividend equivalents shall be converted into additional Deferred Stock Units based on the Fair Market Value on the date credited.


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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8


         8. Deferred Stock Units and Deferred Compensation Stock Options, continued


         c.      Deferred Compensation Stock Options.       If an Eligible
Director elects to receive compensation in the form of Stock Options, such individual shall be granted a Stock Option on the first business day of each calendar quarter during which his or her election is effective. The per share Exercise Price shall be seventy-five percent of the Fair Market Value of Common Stock on the Grant Date. The number of shares covered by each such Stock Option shall be determined by the following formula:

                 Number of Shares =       Amount of Compensation to be Deferred
                                          -------------------------------------
                                              25% of the Fair Market Value

         If this calculation results in a fractional share, the number of shares covered by the resulting Stock Option shall be increased to the next whole number.

         Each such option shall expire five years after termination of Board service. Individuals who hold outstanding Stock Options awarded under this Section shall be credited with dividend equivalents based upon 25% of the per share dividend when dividends are paid on shares of Common Stock, and such dividend equivalents shall be converted into Deferred Stock Units based on the Fair Market Value on the date credited.

         9. Option Exercisability and Restoration. A Stock Option shall not be exercisable until the later of six months following its Grant Date, or six months following the date that the Plan is approved by the shareholders. The following terms and conditions also shall apply, if applicable:

         a. Participant's Death. In the event of the participant's death during the final year of the term of an outstanding Stock Option, such option shall remain exercisable for one full year after the participant's death.

         b.      Exercise Payment.    A Stock Option, or portion thereof, may
be exercised by written notice of exercise delivered to the Secretary of the Company, accompanied by payment of the aggregate Exercise Price. Such payments may be made in cash, personal check or with Common Stock (either actually or by attestation) already owned by the individual, valued at the Fair Market Value on the date of exercise, or a combination of such payment methods. The Board, however, may deny the exercise of Stock Options during a period of time that it deems necessary to prevent any possible violation of federal securities laws or any other laws. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired, the Company shall deliver to the individual a certificate representing the Common Stock purchased through the Stock Option.



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8


         9.      Option Exercisability and Restoration, continued

         c.      Restoration Option Right.         Commencing in 1997, each
Stock Option granted pursuant to the Plan will contain a restoration right whereby, if an optionee, who is an Eligible Director on the date of exercise, exercises the option by tendering, either actually or by attestation, previously-acquired shares of Common Stock, such individual will receive a Stock Option covering the number of shares tendered with the term equal to the remaining term of the original Stock Option and with a per share Exercise Price equal to the Fair Market Value as of the date of exercise of the original Stock Option. Stock Options granted pursuant to such restoration rights also will carry restoration Stock Option rights.

         10.     Termination of Board Service.     Upon termination of Board
service by an individual holding awards granted under the Plan, the following conditions shall apply:

         a.      Stock Options.       Each Stock Option shall continue to
remain outstanding for the duration of its term, subject to the extension of such term in the event of a participant's death while holding the option as provided in Section 9(a).

         b.      Deferred Stock Units.         Unless the Eligible Director has
elected, prior to termination of Board service, to receive payment in fifteen or fewer annual installments, commencing no sooner than the first business day following the six-month anniversary of the individual's termination of Board service, he or she will receive a lump sum payment equal to the aggregate Fair Market Value of the Deferred Stock Units credited to his or her account as of such date. This payment may be in the form of shares of Common Stock equal in number to the amount of Deferred Stock Units credited to the Eligible Director's account. Installment payments may similarly be made in shares of Common Stock. However, the Board may determine to settle a portion or all of an award payment in cash based on the Fair Market Value at time of payment.

         11.     No Fractional Shares.     No fractional shares shall be issued
under the Plan and cash shall be paid based on the Fair Market Value at time of payment in lieu of any fractional shares in settlement of Deferred Stock Units granted under the Plan pursuant to Section 8.

         12.     Transferability of Awards.    Stock Options and Deferred Stock
Units shall not be transferable or assignable other than (a) by will or the laws of descent and distribution; (b) pursuant to a qualified domestic relations order; or (c), to the extent permitted by Rule 16b-3 under the 1934 Act, as then applicable to the Company's employee benefit plans, by gift or other transfer to either (i) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest, or (ii) a spouse or other immediate relative, provided that such a transfer would continue to require such awards to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended from time to time.



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8

         13. Award Documentation. Each award granted under the Plan shall be evidenced by written documentation which shall contain the terms and conditions governing such award. Directors need not execute any instrument or acknowledgement of notice of an award under the Plan, in which case acceptance of such an award by the respective participant will constitute agreement to the terms of the award.

         14.     No  Right to Service.     Neither participation in the Plan
nor any action under the Plan shall be construed to give any Eligible Director a right to be retained in the service of the Company.

         15.     Unfunded Plan.       Unless otherwise determined by the Board,
the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or any participant or other individual. To the extent any individual holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

         16.     Successors and Assigns.   The Plan shall be binding on all
successors and assigns of a participant, including without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

         17.     Plan Admendment.     The Board may amend the Plan as it deems
necessary or appropriate to better achieve the purposes of the Plan, except that no amendment without the approval of the Company's shareholders shall be made which would:

                (i) Subject to adjustments contemplated by Section 5, increase the total number of shares available for issuance under
         Section 4 or the individual Annual Stock Option limit set forth in
         Section 7, except that such individual limit may be increased to up to 10,000 shares of Common Stock if the Board has determined that such an amendment would not prevent Eligible Directors from being "disinterested persons" for purposes of Rule 16b-3, if required by such rule or any successor rule under the 1934 Act; or


               (ii) To the extent such amendment would be inconsistent with the then-existing Rule 16b-3 or any successor rule under the 1934 Act, materially increase the benefits accruing to participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan; or

              (iii) Otherwise cause the Plan not to comply with Rule 16b-3 or any successor rule under the 1934 Act.

        In addition, the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.



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                            SONOCO PRODUCTS COMPANY
                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                                    FORM S-8



         18. Plan Termination. The Board may terminate the Plan at any time. However, if so terminated, prior awards shall remain outstanding and in effect in accordance with their applicable terms and conditions.

         19. Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of South Carolina and applicable federal laws.